Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of July 1, 2026 (the “Effective Date”), by and among ReposiTrak, Inc., a Nevada corporation (“Buyer”) and WHB Services, Inc. Incentive Savings Plan and Trust (“Seller”) by William Bartels and Stella Bartels as Trustees.

.RECITALS

A.    The Seller is the record owner of Six Hundred Ninety-Three Thousand and Twenty-Five (693,025) shares of common stock of SPAR Group, Inc, a Delaware corporation (the “Company”) (the “Shares”), and desires to sell such Shares to the Buyer and to be paid for such Shares under the terms and conditions of this Agreement;

B.    The Seller and Buyer desire that the sale of the Shares will be null and void as to the Shares in the event the Buyer elects to terminate this Agreement prior to Closing Date (as defined below) under the terms and conditions of this Agreement; and

C.    The Buyer desires to purchase and acquire all of Seller’s right, title and interest in the Shares as specified in this Agreement.

D.    The Seller desires to sell and transfer to Buyer all of its rights, title and interest in the Shares as specified in this Agreement

AGREEMENT

Together with the preamble and Recitals above, the Parties hereto agree as follows:

1.     Sale of Shares. On July 1, 2026 (the “Closing Date”), and subject to the terms and conditions of this Agreement, Seller shall sell, transfer and assign to Buyer, and Buyer hereby accepts the sale, transfer and assignment of the Shares from Seller at a price per share of $0.70 per Share, or an aggregate total purchase price of Four Hundred Eighty-Five Thousand One Hundred Eighteen Dollars ($485,118), (the “Purchase Price”) (the “Sale”). Notwithstanding the foregoing, Seller and Buyer agree that the Purchase Price will be paid as follows:

(a) On the Closing Date, Buyer shall pay Seller total Purchase Price of Four Hundred Eighty-Five Thousand One Hundred Eighteen Dollars ($485,118).

(b) On or before the Closing Date, in the event Buyer elects to terminate this Agreement for any reason in Buyer’s sole and absolute discretion, Buyer’s obligation to purchase the Shares shall terminate (a “Buyer Termination”).

2.     Closing of Sale. The closing of the Sale of the Shares (the “Closing”) shall take place by the electronic exchange of executed documents. At the Closing, the Parties shall take the following actions:

(a) Deliveries by Seller. Seller shall deliver or cause to be delivered on Seller’s behalf: (i) to the Buyer, any stock certificates representing the Shares being sold and transferred by Seller; and (ii) to the Buyer, a duly authorized and executed Stock Power and Assignment Separate from Stock Certificate, in substantially the form attached hereto as Exhibit A (a “Stock Power”). On or before the Closing Date, Seller shall instruct the transfer agent or brokerage house to: (x) cancel the Certificate issued to Seller representing the Shares; and (y) issue or cause to be issued a stock certificate evidencing the Shares being sold and transferred hereunder in Buyer’s name within ten (10) business days of execution of the Note and the Agreement.

(b) Deliveries by Buyer. Buyer shall deliver to the Seller, by wire transfer, the Purchase Price.

3.     Buyer Representations and Warranties. Buyer hereby represents and warrants to the Seller as of the Closing that:

(a) Authority. Buyer has full legal right, power and authority to enter into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

(b) Purchase for Own Account. Buyer is receiving the Shares for Buyer’s own account, and not with a view to, or for sale in connection with, a public “distribution” of Shares within the meaning of the Securities Act of 1933, as amended (the “Act”); provided, however, the Parties agree and acknowledge that the Buyer may resell the Shares in a transaction not involving a public offering or distribution within the meaning of the Act, subject to any existing restrictions that may exist with respect to the Shares..

(c) Absence of Control. Nothing in this Agreement, or immediately following such Agreement, provides the Buyer with the ability to control the Company, and Buyer has no present intent to exercise control over the business, operations or affairs of the Company following the purchase of the Shares. Nothing contained in this Agreement shall create a partnership, joint venture, agency or fiduciary relationship between the Parties.

4.     Seller Representations and Warranties. Seller hereby represents and warrants to the Buyer as of the Closing that:

(a) Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, to carry out Seller’s obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due execution and delivery by Buyer) constitutes Seller’s legal, valid and binding obligation, enforceable against Seller, his heirs, beneficiaries and related parties, in accordance with its terms.

(b) Seller is the record and beneficial owner of the Shares, and the Shares are validly issued, fully paid and non-assessable. Except for restrictions arising under applicable federal and state securities laws or otherwise disclosed to Buyer, the Shares are owned free and clear of all liens, pledges, security interests, claims and other encumbrances, and no person has any option or other right to acquire the Shares. Seller has the full power and authority to transfer the Shares, and upon Closing, Buyer shall acquire good and marketable title to the Shares, free and clear of all such encumbrances.

(c) The execution, delivery and performance by Seller of this Agreement does not conflict with, violate or result in the breach of, or create any encumbrance on the Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which such Seller is a party or by which his assets or properties, including the Shares, are bound.

(d) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(e) Seller has had the opportunity to consult independent legal and tax advisors and shall be solely responsible for any taxes arising from this transaction.

(f) Seller has had access to the information and records of the Company for purposes of conducting Seller’s own independent review and analysis of the Company’s current business, prospects and financial condition. Seller further acknowledges that he has received answers to all questions he has had of the Company’s management that he deems necessary to enable Seller to make a fully informed decision to sell the Shares to Buyer for the Purchase Price and on the other terms set forth in this Agreement. Seller has entered into this Agreement based solely on his own knowledge, investigation and analysis and that of his advisors. Seller understands that the Company's plans for the future, if successful, may result in the future value of the Shares exceeding the Purchase Price paid by Buyer hereunder.

(g) Seller is not in possession of any material non-public information regarding the Company, its business, operations, results from operations or financial condition.

5.     Informed Decision; Investigation; Future Gains; Tax Consequences. Each Party acknowledges that it has independently evaluated this transaction, has had the opportunity to consult legal and tax advisors, and has not relied upon any representation other than those expressly contained in this Agreement.

6.     Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties.

7.     Parties acknowledge that (i) they have read this Agreement; (ii) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (iii) they understand the terms and consequences of this Agreement; and (iv) they are fully aware of the legal and binding effect of this Agreement.

8.     Miscellaneous.

(a) No Public Announcements. Neither Party shall make any public disclosure or announcement regarding the terms and conditions of this Agreement until the Closing Date or otherwise as required under the Act or any applicable federal or state securities or other laws.

(b) Taxes. Each Party shall bear sole responsibility for any and all income, transfer and other taxes, filing and recording fees and similar charges applicable to that Party arising out of or relating to the transactions contemplated herein.

(c) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives and permitted assigns. No Party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Buyer.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile or e-mail (upon confirmation of receipt), or three days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the Party to be notified at such Party’s address as set forth on the signature page hereto.

(e) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Utah, without giving effect to that body of laws pertaining to conflict of laws.

(f) Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to its conflict of laws principles. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Utah, and each Party irrevocably submits to the jurisdiction of such courts. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g) Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

(h) Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the Parties hereto with respect to the specific subject matter hereof. This Agreement shall not be effective until signed by all Parties hereto, including the Company.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other means of electronic delivery and upon such delivery the signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

(j) Expenses. Each Party hereto shall pay its own expenses.

(k) Specific Enforcement. Unless this Agreement has been terminated, each Party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause any (or either) of the other Parties irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a Party of any provision of this Agreement, each Party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any Party for such breach or threatened breach, including but not limited to the recovery of money damages.

Seller and Buyer have each executed this Agreement as of the Effective Date.

SELLER: WHB Services, Inc. Incentive Savings Plan and Trust by William Bartels and Stella Bartels as Trustees

By:	/s/ William Bartels
Name:	Williiam Bartels
Title:	Trustee

BUYER: REPOSITRAK, INC.

By:	/s/ John Merrill
Name:	John Merrill
Title:	Chief Financial Officer

EXHIBIT A

SELLER’S STOCK POWER AND ASSIGNMENT

SEPARATE FROM STOCK CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Stock Purchase Agreement, dated as of July 1, 2026 (the “Agreement”), the undersigned Seller hereby assigns and transfers unto ReposiTrak, Inc., as Buyer, the below identified shares of Common Stock of SPAR Group, Inc, a Delaware corporation (the “Company”), represented by the stock certificate listed below, standing in the undersigned’s name on the books of the Company, and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.

Series	No. of Shares	Represented by Stock Certificates (in Carta.com)	Per Share Purchase Price	Aggregate Purchase Price
Common Stock	693,025	___________	$0.70	$485,118

WHB Services, Inc. Incentive Savings Plan and Trust by William Bartels and Stella Bartels as Trustees

Dated: July 1, 2026